Exhibit 99.1

NEWS RELEASE

Contacts: Sitrick and Company Brenda Adrian for Vertis 212.573.6100
Mary Pogoda for American Color
310.788.2850 Vertis Communications Grace Platon
800.365.8957

American Color
Wendy Martin
615.377.7411

VERTIS AND AMERICAN COLOR GRAPHICS ANNOUNCE MERGER AND
COMPREHENSIVE RESTRUCTURING PLANS

•                                          VERTIS AND AMERICAN COLOR MERGER AGREEMENT FINALIZED

•                                         BOTH REACH DEBT EXCHANGE ACCORDS WITH NOTEHOLDERS

•                                          EXPECT TO LAUNCH FORMAL SOLICITATION OF NOTEHOLDERS IN 20 DAYS

•                                     VERTIS AND AMERICAN COLOR CONTINUE TO OPERATE BUSINESS AS USUAL

•                                     VERTIS TO HOST CONFERENCE CALL MAY 23, 1 P.M. ET

BALTIMORE, Md., and BRENTWOOD, Tenn. (May 22, 2008) — Vertis Communications (“Vertis”) and American Color Graphics (“American Color”) today announced merger and comprehensive restructuring plans that will strengthen their finances, expand their North American footprint, and improve the already unparalleled products and services offered to their customers.

The focal point of the comprehensive restructuring plans is the agreement between Vertis and American Color, two of the largest printing and premedia companies in North America, to merge American Color’s operations into Vertis’ nationwide marketing and printing services platform. The merger will allow both companies to enrich their core manufacturing capabilities relevant to the production of advertising inserts and newspaper products. It will also enable them to make an unprecedented scope of premedia and workflow solutions available to their customers.

Additionally, the companies have entered into agreements with holders of more than two-thirds of the outstanding principal amount of each of the 9.75 percent Senior Secured Second Lien Notes due 2009, the 10.875 percent Senior Notes due 2009, and the 13.5 percent Senior Subordinated Notes due 2009 (collectively, the “Vertis Notes”) of Vertis, and the holders of a majority of the outstanding principal amount of the 10 percent Secured Second Lien Notes due 2010 (the “ACG Notes”) of American Color, to exchange their bonds for an aggregate of $550 million in new notes and substantially all of the new equity in the combined company. The companies expect additional holders of the ACG Notes and Vertis Notes to enter into agreements this week. Vertis has also entered into agreements with its principal stockholders and the holders of a substantial majority of the Vertis Holdings Mezzanine Notes to support the transaction. The agreement on the terms of the consensual financial restructurings would reduce the combined company’s debt obligations by approximately $725 million (excluding Vertis Holdings Mezzanine Notes) before transaction fees and expenses. In addition, the more than $240 million in Vertis Holdings Mezzanine Notes will no longer be an obligation of the company after the transaction closes.

The companies and the consenting noteholders have entered into restructuring agreements pursuant to which the companies and consenting noteholders have agreed to consummate the restructuring through prepackaged Chapter 11 plans of reorganization for each company in order to more efficiently exchange the notes.  Importantly, the restructuring agreements and terms of the prepackaged plans call for all trade creditors, suppliers, customers and employees to receive all amounts owed to them in the ordinary course of business.

The companies expect to launch a formal solicitation of consent for their prepackaged Chapter 11 plans of reorganization from holders of both Vertis Notes and ACG Notes within approximately 20 days.  Consents will be due approximately 30 days after the companies launch the solicitation.

Upon receiving the consents, the companies would commence prepackaged Chapter 11 proceedings in order to implement their plans and consummate the merger. The proceedings are expected to conclude in late summer.

“Vertis’ mission has always been to find the best way to provide for and serve our clients and this comprehensive restructuring plan ensures our customers will continue to benefit from industry-leading products and services,” said Mike DuBose, chairman and CEO of Vertis. “The plan, which includes the merger, the note exchanges and new financing will strengthen the company’s finances and enable Vertis to better compete in today’s challenging environment.”

“With the combined capabilities of both companies, we will extend our ability to respond to the needs of our customers and will be even better positioned to compete in a complex market,” commented Steve Dyott, Chairman and CEO of American Color.  “Throughout the process, our customers will continue to enjoy the high level of customer focus to which they have become accustomed. At completion, they will benefit from the additional strengths and reach of a coast-to-coast service provider. We are excited about the opportunities ahead for our customers, employees and other stakeholders.”

Under the terms of the merger agreement, Mike DuBose will become chairman and CEO of the combined company. Steve Dyott will remain to facilitate the integration of the two companies. Once the merger closes, which is expected to occur in late summer, American Color will become a wholly-owned subsidiary of Vertis.

The merger will integrate American Color’s eight offset and flexographic print facilities, one Total Market Coverage facility, six premedia facilities, and numerous managed service sites into Vertis. In addition, American Color’s premedia capabilities include sophisticated design, color and brand management services for the packaging market, plus a vast array of business and workflow solutions technologies. The combination of these operations and capabilities with Vertis’ 17 advertising insert production facilities, world-class premedia, direct marketing, media placement, technology and creative services will offer clients benefits including enhanced solutions and production capacity. “The combined company will realize significant synergies as the operations are restructured to increase operational efficiencies and improve service offerings across the platform and product lines,” DuBose said.

“The merger provides the combined company with a deeper talent pool, improved financial strength, and a wider reach to ensure all of our customers receive the best products and services in the industry,” DuBose added. “It’s a natural fit and one we know our business partners and customers will appreciate.”

DuBose and Dyott both said it will be business as usual at Vertis and American Color while the companies implement the plans. The companies will continue to provide a full range of products and solutions to their customers with an ongoing focus on quality and service.

Vertis will discuss the transaction and its earnings for the three months ended March 31, 2008 during a conference call on Friday, May 23, 2008 at 1 p.m. ET.

Mike DuBose, chairman and chief executive officer, will host the conference call at 800.462.3053 or 1.706.902.2200 for international callers and the passcode confirmation 47437020. A recording of the call will be available for review for one week at 800.642.1687 or 1.706.645.9291 for international callers.

This press release is for informational purposes only and is not a solicitation to accept or reject the proposed prepackaged plans of reorganization referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the company.  Any solicitation or offer to sell will be made pursuant to and in accordance with the solicitation and disclosure statement distributed to holders of the Vertis Notes and ACG Notes and applicable law.

About American Color Graphics

American Color Graphics (“ACG”) is one of North America’s largest and most experienced full-service premedia and print companies, with eight print locations across the continent, a TMC facility, six regional premedia centers, photography studios nationwide and a growing roster of customer managed service sites. Expert in a full range of products such as retail, newspapers, direct mail, catalog, publication, packaging, book, comic, and commercial products, ACG has been an innovative industry leader for over 80 years. The company provides solutions and services such as asset management, photography, and digital workflow solutions that improve the effectiveness of advertising and drive revenues for their customers. For more information, visit www.americancolor.com.

About Vertis Communications

Vertis Communications is a premier provider of print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using proprietary customer research, database targeting technologies, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Completion of the merger is subject to the satisfaction of customary closing conditions and the receipt of necessary approvals.  The merger is subject to the restructuring and recapitalization the parties’ outstanding indebtedness pursuant to the consummation of the Chapter 11 plans referred to above.   Certain additional factors could affect the outcome of the matters described in this press release.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the company and others following announcement of the merger agreement; (3) the failure to satisfy other conditions to completion of the merger; (4) the failure of the company to obtain the financing necessary to consummate the merger and the failure to consummate the refinancing of certain outstanding indebtedness of the company and ACG; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger, including any synergies that may result from the merger; and (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the company’s ability to control or predict.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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